Exhibit 99.1

CHINO COMMERCIAL BANCORP REPORTS QUARTERLY AND YEAR-TO-DATE EARNINGS

     Chino, California…July 20, 2009 - The Board of Directors of Chino Commercial Bancorp (OTCBB:CCBC), the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the second quarter ended June 30, 2009 with net earnings of $73,529, a 49.8% reduction from $146,405 for the same quarter of 2008. The net earnings for the most recent quarter represent $0.10 per diluted share, as compared with $0.19 per diluted share from the same quarter last year. However, the Banks profit year-to-date was up 2.6% to $192,798 or $0.26 per diluted share as compared with net earnings of $187,876 or $0.25 per dilute share for the same period last year.

     Dann H. Bowman, President and Chief Executive Officer stated, “Earnings for the Bank have been quite strong, however a FDIC special assessment during the second quarter and higher provisions for possible loan losses lowered the Bank’s net profit below the same period last year. Despite these unanticipated expenses we are very pleased with the Bank’s stability and earnings overall. During a time when many organizations are suffering from credit problems, we are proud to report at the end of June, the Company had only one loan which was delinquent more than 30 days.”

Financial Condition

     Balance sheet changes during the first half of 2009 include sizeable increases in deposits, and loans. Total deposits increased by $13.0 million, or 18.3%, to $84.0 million at June 30, 2009. The Company experienced increases in all deposit categories. Much of the growth was in time deposits which increased $7.9 million, or 89.2% . Non-interest bearing demand deposits increased $2.5 million or 7.6% during the first half of 2009 ending at $35.1 million at June 30, 2009. Combined NOW and money market account balances increased $2.5 million, or 8.9%, to $28.4 million.

     Total assets increased from $83.4 million at December 31, 2008 to $94.3 million at June 30, 2009, a 13.0% increase. Gross Loans rose from $49.8 million to $57.1 million, and due from banks time increased from $12.5 million to $18.2 million. Gross loan balances increased in part by the completion of a $6.4 million dollar whole loan purchase in early May, in addition to organic loan growth.

     The Company has experienced no loan losses thus far this year, no non-performing loans, and very few delinquent loans in the first and second quarters of 2009.

Earnings

     The Company posted net interest income for the quarters ended June 30, 2009 and June 30, 2008 of $894,333 and $900,476, respectively. For the six months ended June 30, the Company posted net interest income of $1,716,633 and $1,785,061 for 2009 and 2008, respectively. Significant contributors to the decline in net interest income were the decreased interest on loans and increased interest on deposits. Loan interest decreased $27,254, or 2.7%, to $972,656 for second quarter of 2009 compared with the second quarter of 2008. The decline in interest income from loans was $120, 352, or 6.1%, comparing the first half of 2009 with 2008.

Interest expense on deposits increased $65,520, or 39.5%, comparing the quarters ended June 30, 2009 with June 30, 2008. On a year-to-date comparison, interest on deposits increased $100,913, or 27.6%, in 2009 compared to the same period in 2008. Interest from investments increased $92, 025, or 81.9%, and $183,507, or 77.1% for the quarter and six months ended June 30, 2009 compared to the quarter and six months ended June 30, 2008. Average interest-earning assets were $78.3 million with average interest-bearing liabilities of $46.5 million yielding a net interest margin of 4.42% for the six months ended June 30, 2009 as compared to average interest-bearing assets of $66.3 million with average interest-bearing liabilities of $31.7 million yielding a net interest margin of 5.41% for the six months ended June 30, 2008.

     Non-interest income totaled $252,708 for the three months ended June 30, 2009, or a 14.4% decrease from $295,356 earned during the second quarter of 2008. Non-interest income decreased 14.4% for the six months ended June 30, 2009 at $500,161, as compared to $559,744 for the six months ended June 30, 2008. Affecting the decline in non-interest income for the second quarter and first half of 2009 were an accrual reversal for unrealized income from FHLB stock of $8,500 and the recognition of a net probable loss from the sales of Other Real Estate Owned for $13,521. Service charges on deposit accounts also declined in the quarter-to-quarter and year-to-year comparisons of periods ended June 30, 2009 and 2008.

     General and administrative expenses were $914,067 and $1,784,643 for the three and six months ended June 30, 2009, respectively, as compared to $922,549 and $1,785,298 for the three and six months ended June 30, 2008. The decreases in General and administrative expenses would have been much greater had the Company not experienced a 335.7% increase for the quarter and a 187.5% increase for the first half year from regulatory assessments.

     Income tax expense was $31,715 and $95,472 for the three and six months ended June 30, 2009, as compared to $83,105 and $93,227 for the same periods of 2008. The effective income tax rate for 2008 and 2009 is approximately 33.1% .

Forward-Looking Statements

     The statements contained in this press release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

     Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Vice President and CFO, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
June 30, 2009 and December 31, 2008

	June 30, 2009	December 31, 2008
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$4,399,022	$3,877,897

Interest-bearing deposits in other banks	18,205,089	12,498,000

Investment securities available for sale	7,037,258	8,791,651
Investment securities held to maturity (fair value approximates
$2,822,000 at June 30, 2009 and $3,186,000 at December 31, 2008)	2,784,610	3,167,401
Total investments	28,026,957	24,457,052
Loans
Construction	0	820,888
Real estate	47,076,433	37,794,240
Commercial	9,203,494	10,607,103
Installment	784,469	543,937
Gross loans	57,064,396	49,766,168
Unearned fees and discounts	(33,163)	(77,542)
Loans net of unearned fees and discount	57,031,233	49,688,626
Allowance for loan losses	(846,492)	(702,409)
Net loans	56,184,741	48,986,217

Accrued interest receivable	327,236	313,428
Restricted stock	677,650	677,650
Fixed assets, net	1,904,306	1,980,476
Other real estate	426,081	653,131
Prepaid & other assets	2,313,372	2,447,295
Total assets	$94,259,365	$83,393,146

LIABILITIES:
Deposits
Non-interest bearing	$35,084,544	$32,600,750
Interest Bearing
NOW and money market	30,977,628	28,434,407
Savings	1,117,301	1,064,668
Time deposits less than $100,000	4,719,729	3,842,310
Time deposits of $100,000 or greater	12,117,871	5,055,617
Total deposits	84,017,073	70,997,752

Accrued interest payable	123,166	56,061
Borrowings from Federal Home Loan Bank	0	2,400,000
Accrued expenses & other payables	695,767	665,580
Subordinated debentures	3,093,000	3,093,000
Total liabilities	87,929,006	77,212,393
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 701,311 shares and 708,420 shares at June 30, 2009
and December 31, 2008, respectively.	2,532,414	2,617,542
Retained earnings	3,727,034	3,534,236
Accumulated other comprehensive income	70,911	28,975
Total equity	6,330,359	6,180,753
Total liabilities & stockholders' equity	$94,259,365	$83,393,146

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended		For six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Interest income
Investment securities and due from banks	$204,323	$112,298	$421,605	$238,098
Interest on Federal funds sold	22	5,987	56	30,978
Interest and fee income on loans	972,656	999,910	1,864,013	1,984,365
Total interest income	1,177,001	1,118,195	2,285,674	2,253,441
Interest expense
Deposits	231,387	165,867	466,395	365,482
Interest on Federal funds purchased	2	889	115	973
Interest on FHLB borrowings	316	0	606	0
Other borrowings	50,963	50,963	101,925	101,925
Total interest expense	282,668	217,719	569,041	468,380
Net interest income	894,333	900,476	1,716,633	1,785,061
Provision for loan losses	127,730	43,773	143,881	278,404
Net interest income after
provision for loan losses	766,603	856,703	1,572,752	1,506,657
Non-interest income
Service charges on deposit accounts	243,876	252,265	456,837	484,823
Other miscellaneous income	(2,547)	9,246	7,054	17,719
Dividend income from restricted stock	(5,346)	18,238	2,815	26,483
Income from bank-owned life insurance	16,725	15,607	33,455	30,719
Total non-interest income	252,708	295,356	500,161	559,744
General and administrative expenses
Salaries and employee benefits	443,780	499,499	932,475	977,291
Occupancy and equipment	78,672	82,578	156,283	166,359
Data and item processing	68,285	82,390	141,766	165,066
Advertising and marketing	17,919	12,786	33,792	40,615
Legal and professional fees	45,121	50,309	90,186	95,621
Regulatory Assessments	90,694	20,817	118,723	41,298
Insurance	7,660	7,768	15,444	15,996
Directors' fees and expenses	17,451	19,125	35,658	38,301
Other expenses	144,485	147,277	260,316	244,751
Total general & administrative expenses	914,067	922,549	1,784,643	1,785,298
Income before income tax expense	105,244	229,510	288,270	281,103
Income tax expense	31,715	83,105	95,472	93,227
Net income	$73,529	$146,405	$192,798	$187,876
Basic earnings per share	$0.10	$0.21	$0.27	$0.27
Diluted earnings per share	$0.10	$0.19	$0.26	$0.25

CHINO COMMERCIAL BANCORP Other Financial Information

CREDIT QUALITY	End of period
(unaudited	June 30, 2009	December 31, 2008
Non-performing loans	$-	$412,343
Non-performing loans to total loans	n/a	0.83%
Non-performing loans to total assets	n/a	0.49%
Allowance for loan losses to loans	1.48%	1.41%

OTHER PERIOD-END STATISTICS
(unaudited	June 30, 2009	December 31, 2008
Shareholders equity to total assets	6.72%	7.41%
Loans to deposits	67.92%	70.10%
Non-interest bearing deposits to total deposits	41.76%	45.92%

	For the three months ended		For the sixmonths ended
	June 30		June 30
	2009	2008	2009	2008
KEYFINANCIAL RATIOS
(unaudited)
Return on average equity	4.76%	10.07%	6.22%	6.42%
Return on average assets	0.32%	0.80%	0.44%	0.50%
Net interest margin	4.39%	5.54%	4.42%	5.41%
efficiency ratio	89.67%	80.08%	86.09%	86.40%
Net chargeoffs to average loans	n/a	0.74%	n/a	0.62%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$91,270	$73,541	$87,733	$74,516
Average interest-earning assets	$81,633	$65,411	$78,324	$66,347
Average gross loans	$53,188	$54,224	$51,086	$53,775
Average deposits	$80,250	$63,859	$76,817	$64,837
Average equity	$6,175	$5,841	$6,201	$5,852